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Exhibit 10.18

IHS INC.
2004 LONG-TERM INCENTIVE PLAN

2005 PERFORMANCE UNIT AWARD—IPO

VICE PRESIDENT & SENIOR VICE PRESIDENT GROUPS

        Unless defined in this Performance Unit Award (this "Award Document"), capitalized terms will have the same meanings ascribed to them in the IHS Inc. 2004 Long-Term Incentive Plan (as may be amended from time to time, the "Plan").

        Pursuant to Article 9 of the Plan, you have been granted Performance Units, where each unit represents one Share (i.e., one share of the Company's Class A common stock), on the following terms and subject to the provisions of the Plan, which is incorporated by reference. In the event of a conflict between the provisions of the Plan and this Award Document, the provisions of the Plan will prevail.

Participant:
Total Number of Shares Granted:	Units
Grant Date:	, 2005
Vesting Schedule:	See Exhibit A attached

        By your signature and the signature of the Company's representative below, you and the Company agree that this Award is granted under and governed by the terms and conditions of the Plan and the terms and conditions set forth in the attached as Exhibit A.

RECIPIENT	IHS INC.
By:
Print Name	Title:

EXHIBIT A

TERMS AND CONDITIONS OF THE
2005 PERFORMANCE UNIT AWARD—IPO
VICE PRESIDENT & SENIOR VICE PRESIDENT GROUPS

No Payment for Performance Units or Underlying Shares.

        No payment is required for the Performance Units (or the Shares underlying such Performance Units) that you receive under this Award.

Vesting Schedule.

        (a)   If the performance objectives set forth in clause (i) below (collectively, the "Performance Objectives") are satisfied as of November 30, 2007 (the performance period commencing on the first day of the first fiscal quarter immediately following the completion of the initial public offering of the Company and ending on November 30, 2007, the "Performance Period"), this Award will become fully vested and free of restrictions as of the last day of the first quarter of the immediately subsequent fiscal year (the "Performance Vesting Date"); provided that you are, on the Performance Vesting Date and at all times since the Grant Date have been, an employee of the Company or an Affiliate.

          (i)    Performance Objectives.    The Committee has established Performance Objectives based on (A) an increase in the "adjusted EBITDA" of the Company during the Performance Period and (B) an increase in the "revenue" of the Company during the Performance Period. "Adjusted EBITDA" will mean net income minus interest income plus interest expense plus provision for income taxes plus depreciation and amortization, as such amount is adjusted to exclude the effect of any non-cash items (including without limitation, any expense related to equity compensation awards), net gains (losses) on sales of assets and net gains (losses) on sales of investments in affiliates. "Revenue" will have the meaning for such term as used in the Company's financial statements filed by the Company in connection with its filings with the U.S. Securities and Exchange Commission.

          (ii)    Performance-Based Vesting.    Subject to the proviso of this paragraph (a) and to clause (iii) below, (A) 50% of the Performance Units covered by this Award will vest and become free of restrictions on the Performance Vesting Date if the Company's increase in its adjusted EBITDA during the Performance Period satisfies the Performance Objectives, and (B) the remaining 50% of this Award will vest and become free of restrictions on the Performance Vesting Date if the Company's increase in its revenue during the Performance Period satisfies the Performance Objectives.

          (iii)    Committee Certification for Covered Employees.    If you are a Covered Employee, the Committee must certify in writing prior to the Performance Units covered by this Award vesting and becoming free of restrictions that the Performance Objectives were, in fact, satisfied.

        (b)   To the extent not previously vested in accordance with paragraph (a) above, the Performance Units covered by this Award will become fully vested and free of restrictions as of the sixth anniversary of the Grant Date (the "Alternate Vesting Date"); provided that you are, on the Alternate Vesting Date and at all times since the Grant Date have been, an employee of the Company or an Affiliate.

Restricted Units; Share Delivery upon Vesting.

        Unvested Performance Units that you receive under this Award will be considered "Restricted Units" and are subject to Section 9.6 of the Plan; provided, however, that they are transferable at any time by will or by the laws of descent and distribution. Performance Units that vest in accordance with this Award Document will no longer be considered Restricted Units. At the time of such vesting, the

Shares represented by such Performance Units will be delivered to you (i.e., they will be evidenced by book-entry in the Company's books).

Voting Rights.

        You shall have no voting rights with respect to any Performance Units.

Dividend Rights.

        If the Company declares a dividend with respect to the Shares, you will be credited with the value of any such dividend ("Dividend Equivalents") as of the payment date of such dividend, which will be subject to the same restrictions as the underlying Restricted Units. Dividend Equivalents will be paid out in the form of Shares to the extent that, and at the same time as, the Shares underlying the Performance Units are delivered.

Termination.

        Upon termination of your employment for any reason (other than your death or termination of employment due to your Disability) prior to the Performance Vesting Date (or, if any Performance Units that you receive under this Award do not vest on the Performance Vesting Date, the Alternate Vesting Date), (1) you will forfeit all of your Restricted Units without any consideration, unless the Committee expressly determines otherwise, and (2) for purposes of Section 4.2 of the Plan, the Shares represented by such Restricted Units will again be available for issuance under the Plan.

        In the event of your death or termination of employment due to your Disability (as defined below), a pro rata portion of this Award will become vested and free of restrictions on the Performance Vesting Date, based on the Company's achievement of the Performance Objectives, and/or Alternate Vesting Date, as applicable, and the remainder of this Award will be treated as Restricted Units in accordance with the immediately preceding paragraph. For these purposes, "pro rata" will be based on a fraction, the denominator of which is the total number of days from the Grant Date through November 30, 2007 or the Alternate Vesting Date, as applicable, and the numerator of which is the total number of days from such Grant Date through the date of your death or your termination of employment due to your Disability, as applicable.

        For purposes of this Award Document, "Disability" shall mean a mental or physical illness that entitles you to receive benefits under the long-term disability plan of the Company or an Affiliate; provided that you remain totally disabled for six (6) consecutive months. If you are not covered by such a plan, "Disability" shall be defined by reference to the Company's long-term disability policy as if such policy applied to you.

Change in Control.

        If a Change in Control occurs, then this Award shall vest and be free of restrictions as if all Performance Objectives had been fully satisfied, and you shall have the right and option to participate in the acquisition to the extent of and in the same manner as all other stockholders of the Company.

Withholding Taxes.

        You acknowledge that you are required to make acceptable arrangements to pay any withholding taxes that may be due as a result of receipt of this Award, the vesting of the Performance Units that you receive under this Award or the delivery of Shares underlying such Performance Units, and no stock certificate will be released to you until you have made such arrangements. These arrangements may include withholding of Shares that otherwise would be delivered to you or surrendering of Shares that you already own. The FMV of the Shares that are withheld or that you surrender, determined as of the date when the taxes otherwise would have been withheld in cash, will be applied as a credit against the taxes.

Tax Consultation.

        By signing this Award Document, you represent that you have consulted with any tax consultant(s) you deem advisable in connection with the grant and vesting of this Award (including the delivery of Shares underlying the Performance Units that you receive under this Award), that you are not relying on the Company or an Affiliate for any tax advice and that you will hold the Company and its Affiliates harmless from any and all tax liabilities imposed in connection with the grant and vesting of this Award (including the delivery of any Shares).

No Guarantee of Continued Employment.

        YOU ACKNOWLEDGE AND AGREE THAT THIS AWARD DOCUMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE "VESTING SCHEDULE" DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED EMPLOYMENT FOR THE VESTING PERIOD, FOR ANY PERIOD OR AT ALL AND WILL NOT INTERFERE IN ANY WAY WITH YOUR RIGHT OR THE COMPANY'S OR ANY AFFILIATE'S RIGHT TO TERMINATE YOUR EMPLOYMENT AT ANY TIME OR FOR ANY REASON NOT PROHIBITED BY LAW, AND WILL NOT CONFER UPON YOU ANY RIGHT TO CONTINUE YOUR EMPLOYMENT FOR ANY SPECIFIED PERIOD OF TIME.

Data Protection

        You acknowledge and agree that, for the reasons described below, the Company or any of its Affiliates may process sensitive personal data about you. Such data may include, but shall not be limited to:

  •
  Personal data: Name, address, telephone number, fax number, email address, family size, marital status, sex, beneficiary information, emergency contacts, passport or visa information, age, language skills, drivers license information, birth certificate and employee number.

  •
  Employment information: Curriculum vitae or resume, wage history, employment references, job title, employment or severance agreement, plan or benefit enrollment forms and elections and equity compensation or benefit statements.

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  Financial information: Current wage and benefit information, personal bank account number, tax related information and tax identification number.

        The Company may, from time to time, process and transfer this or other information for internal compensation and benefit planning (specifically, for enrollment purposes in the Plan and the administration of the Plan), to determine training needs, to develop a global human resource database and to evaluate skill utilization.

        The legal persons for whom your personal data is intended are the Company, the outside plan administrator (as selected by the Company from time to time), legal counsel to the Company (as selected by the Company from time to time), the accountants for the Company (as selected by the Company from time to time) and any other person that the Company may find in its administration of the Plan to be appropriate. You acknowledge that you have been informed of your right to access and correct any personal data by contacting:

Susan Auxer
IHS Inc.
15 Inverness Way East
Englewood, Colorado 80112
Telephone No.: 303-397-2949
Facsimile No.: 303-397-2633
E-mail: susan.auxer@ihs.com

        The Company agrees to ensure that all personal and/or sensitive data that is transmitted will be kept confidential and used only for legitimate Company purposes as described above.

        You hereby give your explicit consent to the Company to process any such personal and/or sensitive data. You also hereby provide explicit consent to the Company to transfer any such personal and/or sensitive data outside of the country in which you work or are employed.

Acquired Rights

        You acknowledge and agree that this Award does not provide any entitlement to any benefit other than that granted under the Plan.

        You further acknowledge and agree that any benefits granted under the Plan are not a part of your base salary, and will not be considered a part of any pension or severance payments in the event of the termination of your employment for any reason.

        If your employment is terminated for any reason, whether lawfully or unlawfully, you agree that you will not be entitled to any damages for breach of contract, dismissal or compensation for loss of office or otherwise to any sum, shares or other benefits to compensate you for the loss or diminution in value of any actual or prospective right, benefits or expectation under or in relation to the Plan.

        You acknowledge and agree that the benefits granted under the Plan are entirely at the discretion of the Committee and that the Committee, subject to Article 19 of the Plan, retains the right to alter, amend, modify, suspend or terminate this Plan at any time, in its sole discretion and without notice.

Entire Agreement; Governing Law.

        The Plan and this Award Document constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and you with respect to the subject matter hereof. This Award Document may not be modified in a manner that impairs your rights heretofore granted under the Plan, except with your consent. This Award Document is governed by the laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Award Document to the substantive law of another jurisdiction.

BY SIGNING THE AWARD DOCUMENT, YOU ACKNOWLEDGE RECEIPT OF A COPY OF THE PLAN AND REPRESENT THAT YOU ARE FAMILIAR WITH THE TERMS AND CONDITIONS OF THE PLAN, AND HEREBY ACCEPT THIS AWARD SUBJECT TO ALL PROVISIONS IN THIS AWARD DOCUMENT AND IN THE PLAN. YOU HEREBY AGREE TO ACCEPT AS FINAL, CONCLUSIVE AND BINDING ALL DECISIONS OR INTERPRETATIONS OF THE COMMITTEE UPON ANY QUESTIONS ARISING UNDER THE PLAN OR THIS AWARD DOCUMENT.

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  Exhibit 10.18
IHS INC. 2004 LONG-TERM INCENTIVE PLAN 2005 PERFORMANCE UNIT AWARD—IPO VICE PRESIDENT & SENIOR VICE PRESIDENT GROUPS
EXHIBIT A TERMS AND CONDITIONS OF THE 2005 PERFORMANCE UNIT AWARD—IPO VICE PRESIDENT & SENIOR VICE PRESIDENT GROUPS